Exhibit 23.5

CONSENT OF Craig Scherba

The undersigned hereby consents to all references to the undersigned’s name in the Registration Statement on Form S-4 (No. 333-220899) of NextSource Materials Inc. (the “Registration Statement”), any amendments to such Registration Statement, and the proxy statement/prospectus to which the Registration Statement is related.

Dated: October 18, 2017

/s/ Craig Scherba

Craig Scherba